EXHIBIT 8.1

List of subsidiaries

	COUNTRY	OWNERSHIP %
IBEX GLOBAL LIMITED	Bermuda	100%
Ibex Global Bermuda Ltd	Bermuda	100%
Ibex Global Solutions, Inc.	USA	100%
TRG Customer Solutions (Canada) Inc.	Canada	100%
Digital Globe Services, LLC	USA	100%
7 Degrees, LLC	USA	100%
Lake Ball LLC	USA	47.5%
TelSatOnline, LLC	USA	100%
iSky, LLC	USA	100%
Ibex Receivable Solutions, Inc.	USA	100%
TRG Marketing Solutions Limited	England	100%
Ibex Global Europe	Luxembourg	100%
Ibex Philippines, Inc.	Philippines	100%
Ibex Global Solutions Philippines, Inc.	Philippines	100%
Ibex Global St. Lucia Limited	St. Lucia	100%
Ibex Global Jamaica Limited	Jamaica	100%
Ibex Global Solutions Nicaragua S.A.	Nicaragua	100%
Ibex Honduras S.A. de C.V.	Honduras	100%
Virtual World (Private) Limited	Pakistan	100%
Ibex Global Solutions (Private) Limited	Pakistan	100%
Ibex Global Solutions Senegal S.A.	Senegal	100%
Ibex Global Solutions France S.a.r.l.	France	100%
DGS LIMITED	Bermuda	100%
DGS (Private) Limited	Pakistan	100%